Exhibit (h.13)

SUBADMINISTRATION AGREEMENT

This Subadministration Agreement (this “Agreement”) is made this 1st day of July, 2011, by and between Lockwell Investments, LLC, a Florida limited liability company (“Lockwell”) and Frontegra Asset Management, Inc., an Illinois corporation (the “Subadministrator”) with respect to certain series of Frontegra Funds, Inc., a Maryland corporation (the “Corporation”).  Each of Lockwell and the Subadministrator are sometimes referred to as a “Party.”

W I T N E S S E T H:

WHEREAS, the Corporation is engaged in business as an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Lockwell acts as the investment adviser to the series of the Corporation listed on Exhibit A, as amended from time to time (each a “Fund” and collectively the “Funds”); and

WHEREAS, Lockwell desires to retain the Subadministrator to provide certain compliance and administrative services to the Funds, and the Subadministrator desires to provide such compliance and administrative services to the Funds, in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.

Appointment of Subadministrator.  Lockwell hereby retains and appoints the Subadministrator to administer the affairs of the Funds, subject to the supervision and oversight of the Board of Directors and the officers of the Corporation, for the period and on the terms hereinafter set forth.  The Subadministrator hereby accepts such appointment and agrees during such period to render the services or provide for the provision of such services and to assume the obligations herein set forth for the compensation herein provided.

2.

Obligations of Subadministrator and Lockwell.

(a)

The Subadministrator shall provide the following services, subject to the supervision and oversight set forth in Section 1 above:

(i)

Make available a qualified individual to serve as Chief Compliance Officer of the Corporation to provide compliance functions in accordance with the 1940 Act;

(ii)

Make available qualified individuals to serve as officers of the Corporation to perform such responsibilities required by officers of the Corporation, including but not limited to certifying the Funds’ financial statements, signing the Funds’ registration statement on Form N-1A and executing other agreements or documents relating to the Funds;

(iii)

Prepare and administer contracts on behalf of the Corporation and the Funds;

(iv)

Provide administrative support services for meetings of the Board of Directors of the Corporation, including but not limited to preparing the Board materials, compiling necessary materials related to annual contract renewals and approval of Fund-related plans, policies and procedures and performing such other related functions as agreed upon by the parties from time to time;

(v)

Assist with the preparation and filing of SEC reports and proxy statements, post-effective amendments of registration statements and the annual audit of the Funds;

(vi)

Furnish such reports for the Corporation and each of the Funds that are required by law or regulation, requested by the Board of Directors or a service provider to the Funds or otherwise necessary in connection with the operation of the Funds;

(vii)

Oversee the market timing policy adopted by the Funds, including the monitoring of short-term or excessive trading into or out of the Funds and administering the Fund’s short-term redemption fee;

(viii)

Administer shareholder information agreements with financial intermediaries, such as fund supermarkets or broker-dealers, pursuant to Rule 22c-2 under the 1940 Act or any successor Rule thereto;

(ix)

Through Subadministrator’s affiliate, Frontegra Strategies, LLC, review Fund advertising and sales literature and file the same with the Financial Industry Regulatory Authority (“FINRA”); and

(x)

Perform such other compliance and/or administrative support services that are necessary in connection with the ongoing operation of the Funds.

(b)

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadministrator hereby agrees that any records it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds any of such records upon the Funds’ request.  The Subadministrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

(c)

With respect to any of Lockwell’s personnel who are licensed as registered representatives of Frontegra Strategies, LLC, the principal distributor for the Funds, Lockwell hereby agrees that such registered representatives will comply with the supervisory policies and procedures of Frontegra Strategies, LLC and applicable SEC and FINRA regulations.

3.

Expenses.  The Subadministrator assumes and shall pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement, except to the extent expenses relating to the Chief Compliance Officer may be assumed by the Funds as approved from time to time by the Board of Directors.  Lockwell assumes and shall pay for actual, out-of-pocket expenses (without allocation of overhead and similar items) attributable to the ongoing operation of the Funds as listed on Exhibit B and other expenses that may incurred by the Subadministrator outside of the services to be provided pursuant to Section 2, above.  The Subadministrator shall invoice Lockwell on a monthly basis for all reimbursable expenses paid or incurred by the Subadministrator during the immediately preceding month, and Lockwell shall promptly reimburse the Subadministrator for any such expenses paid by the Subadministrator.  The Subadministrator shall provide written notice to Lockwell prior to incurring any expenses or related series of expenses in excess of $5,000, and shall follow such directions as Lockwell may provide from time to time regarding any such expenses or the related services, to the extent such directions would not require the Subadministrator to take any action, or omit to take any action, in violation of applicable law or regulation.

4.

Compensation.  As compensation for the services rendered and the expenses assumed by the Subadministrator, Lockwell shall pay to the Subadministrator at the end of each calendar month a fee at the annual rate of each Fund’s average daily net assets as listed on Exhibit A, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Corporation’s current registration statement on Form N-1A.

5.

Activities of Subadministrator.  The services of the Subadministrator to the Funds hereunder are not to be deemed exclusive and the Subadministrator shall be free to render similar services to others.

6.

Liabilities of Subadministrator.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Subadministrator, neither the Subadministrator nor any of its officers, directors, agents or employees shall be liable to Lockwell, the Corporation or shareholders of the Funds for any error of judgment, mistake of law or any loss that may be sustained in the purchase, holding or sale of any security, or for any other act or omission in the course of, or in connection with, rendering services hereunder. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Lockwell, the Corporation or any shareholder of the Funds may have under any federal securities or state law.

7.

Renewal.  The term of this Agreement shall be executed and become effective on the date first written above and shall continue in effect for a period of two years and is renewable thereafter for successive one year periods if such continuance is approved at least annually by (i) the Corporation’s Board of Directors and (ii) a majority of the directors who are not parties to the Agreement or “interested persons” (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, and unless it is terminated in accordance with Section 9 below.

8.

Proprietary Rights.  Each of Lockwell and the Corporation acknowledge that the Subadministrator owns the proprietary rights in the “Frontegra” portion of the name of the Corporation and of other series of the Corporation with “Frontegra” in their names.  Each of

Lockwell and the Corporation acknowledge that the Subadministrator may withdraw the use of such name from the Corporation or such series.

9.

Termination.

(a)

General.  This Agreement (i) may be terminated at any time without the payment of any penalty by vote of the Board of Directors of the Corporation or by the shareholders of the Funds or a particular Fund on 60 days’ written notice to the Subadministrator, (ii) may be terminated by Lockwell on 60 days’ written notice to the Subadministrator and the Funds, (iii) may be terminated by the Subadministrator on 60 days’ written notice to the Funds and Lockwell, and (iv) shall automatically terminate with respect to any Fund upon (1) the reorganization of such Fund into another registered investment company or series thereof, (2) the liquidation of such Fund or (3) any event the result of which Lockwell is no longer serving as the investment adviser of such Fund, effective as of the date of such reorganization, liquidation or other event.

(b)

Certain Termination Events.

(i)

In the event this Agreement is terminated because the Fund is reorganized into another registered investment company or series thereof for which Lockwell is the sponsor, investment adviser or sub-adviser, Lockwell shall pay to the Subadministrator a fee equal to the greater of (i) $750,000 less the total payments made by Lockwell to the Subadministrator under this Agreement (exclusive of the out-of-pocket expenses assumed by Lockwell as set forth on Exhibit B) or (ii) a one-time payment equal to two times the annual fee payable under this Agreement with respect to the Fund as set forth on Exhibit A, based on the net assets of the Fund on the date of termination of the Agreement.

(ii)

In the event this Agreement is terminated by Lockwell due to the acquisition of Lockwell by another entity or person (the “Buyer”) and in connection with such termination the Fund will be reorganized into another registered investment company or series thereof, Lockwell shall pay, or cause the Buyer to pay, a termination fee equal to 0.20% of the net assets of the Fund as of the date of termination of the Agreement.

(iii)

If Lockwell terminates this Agreement for any reason other than in connection with the events set forth in subsections (b)(1) or (2), above, no termination fee shall be payable by Lockwell to the Subadministrator; provided, however, Lockwell shall be responsible for all costs associated with the dissolution or reorganization of the Fund as a result of such termination, including but not limited to legal fees, regulatory costs and fees associated with special meetings of the Fund shareholders or directors.

(iv)

In the event Lockwell terminates this Agreement but the Funds continue to be series of the Corporation, Lockwell agrees that it shall not provide the services to be provided by the Subadministrator hereunder without the prior written consent of the Subadministrator unless otherwise determined by the Corporation’s Board of Directors in accordance with the 1940 Act.

10.

Amendments.  This Agreement may be amended by the parties only if such amendment is in writing signed by each of Lockwell and the Subadministrator and only if such amendment is specifically approved by (i) the Board of Directors of the Corporation and (ii) a majority of those directors of the Corporation who are not parties to this Agreement or interested persons of any such party.

11.

Notices.  Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to Lockwell:

Lockwell Investments, LLC

60 East 42nd Street, Suite 1000

New York, NY  10165

Attention:  Richard Glass

If to the Subadministrator:

Frontegra Asset Management, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL 60062

Attention:  William D. Forsyth III

If to the Corporation or the Funds:

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, IL 60062

Attention:  William D. Forsyth III

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.

12.

Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

13.

Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or the rules and regulations promulgated with respect to such Acts.

14.

Confidentiality.  Each Party agrees on behalf of itself and its officers and employees to treat the records and information of the other Party confidentially and as proprietary and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the other Party, which approval shall not be unreasonably withheld and may not be withheld where a Party may be exposed to civil or criminal contempt proceedings for failure to comply or (ii) when requested to divulge such information by duly constituted authorities.  Information that has become known to the public through no wrongful act of a Party or any of its employees, agents or representatives shall not be subject to this section.  Each Party shall take all reasonable measures to prevent a breach of confidentiality, which measures shall be at least as effective as those taken to protect its own confidential information.  Each Party represents that it maintains administrative, technical and physical safeguards to protect the confidentiality, integrity and security of, and to prevent unauthorized access to or use of, confidential information.

15.

Headings.  Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction and interpretation of this Agreement or any provisions thereof.

16.

Counterparts.  This Agreement may be executed in one or more counterparts, any or all of which may be delivered by facsimile, email or other form of electronic communication, and each of which will be deemed to be an original and all of which shall constitute one and the same document.

17.

Entire Agreement.  This Agreement (including any exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral agreement and understandings with respect thereto.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

FRONTEGRA ASSET MANAGEMENT, INC.

 /s/ William D. Forsyth III

By: William D. Forsyth III, President

LOCKWELL INVESTMENTS, LLC

/s/ Richard Glass

By: Richard Glass, Managing Member

Acknowledged, accepted and agreed to by:

FRONTEGRA FUNDS, INC.

/s/ William D. Forsyth III

By: William D. Forsyth III, President

Exhibit A

Series of Frontegra Funds, Inc. and Subadministration Fees

Name of Fund	Annual Subadministration Fees (as a percentage of average daily net assets)	Date Added
Lockwell Small Cap Value Fund	0.05%	July 1, 2011

Exhibit B

Expenses To Be Assumed by Lockwell

•

Fees and expenses relating to the formation and initial registration of the Funds;

•

Initial blue sky registration fees and expenses for the Funds;

•

Fulfillment services for the Funds, including but not limited to costs for printing and mailing of Fund prospectuses;

•

Creation and update of Fund-specific website pages;

•

Fees and expenses relating to the Funds’ compliance with FINRA rules, including but not limited to filing fees and expenses for Fund advertising and sales literature review and registration fees for registered representatives of Lockwell;

•

Fees and expenses related to special billings by the Funds’ independent auditors as determined by the audit committee of the Corporation’s Board of Directors to be the responsibility of Lockwell and not otherwise to be paid by the Funds;

•

Legal fees and expenses for matters incurred primarily for the benefit of Lockwell such as change of control issues relating to Lockwell;

•

Shareholder servicing fees/networking fees attributable to the Funds, including but not limited to fees charged by fund platforms and supermarkets relating to the Funds;

•

Mailing and courier fees relating to the Funds; and

•

Other fees and expenses relating to the Funds that may be incurred by the Subadministrator and are not related to the services to be provided by the Subadministrator hereunder.